Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

 PMC Commercial Trust Announces Fourth Quarter and Year-End Results
PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	March 14, 2008
PMC Commercial Trust (AMEX: PCC) announced fourth quarter and year-end results today. Our net income for the fourth quarter of 2007 was $2,648,000, or $0.24 per share, compared to $3,017,000, or $0.28 per share, for the fourth quarter of 2006. Income from continuing operations for the fourth quarter 2007 was $2,167,000, or $0.20 per share compared to $2,936,000, or $0.27 per share, for the fourth quarter of 2006.
For the year ended December 31, 2007, our net income was $13,135,000, or $1.22 per share, compared to $15,684,000, or $1.46 per share during 2006. Our income from continuing operations in 2007 was $12,094,000, or $1.12 per share, compared to $13,532,000, or $1.26 per share, during the year ended December 31, 2006.
Financial Position
•	Total assets decreased to approximately $231.4 million at December 31, 2007 from approximately $233.8 million at September 30, 2007 and approximately $240.4 million at December 31, 2006, a decrease of $2.4 million, or 1.0% from the prior quarter and a decrease of $9.0 million, or 3.7%, from December 31, 2006.
•	Total serviced loan portfolio decreased to approximately $326.4 million at December 31, 2007 from approximately $340.8 million at September 30, 2007 and approximately $397.6 million as of December 31, 2006, a decrease of $14.4 million, or 4.2% from the prior quarter and a decrease of $71.2 million, or 17.9%, from December 31, 2006.
•	Outstanding retained loan portfolio was approximately $166.4 million as of December 31, 2007 and approximately $164.1 million at September 30, 2007 compared to approximately $169.7 million as of December 31, 2006, an increase of $2.3 million, or 1.4% from the prior quarter and a decrease of $3.3 million, or 1.9%, from December 31, 2006.
Quarterly Operating Results
•	Revenues decreased by $238,000 when comparing the fourth quarter of 2007 to the fourth quarter of 2006 due primarily to a reduction in (1) income from retained interests in transferred assets (“Retained Interests”) resulting from the reduced outstanding balance of our Retained Interests and (2) other income resulting from lower prepayment fees received.
•	Revenues decreased by $1,300,000 when comparing the fourth quarter of 2007 to the third quarter of 2007 due primarily to a reduction in income from Retained Interests resulting from the reduced outstanding balance of our Retained Interests and lower prepayment fees.

PMC COMMERCIAL TRUST	Earnings Press Release	March 14, 2008

•	Expenses increased by $528,000 during the fourth quarter of 2007 compared to the fourth quarter of 2006 due primarily to increased (1) interest expense, (2) salaries and related benefits and (3) general and administrative expenses.
•	In addition to the changes in continuing operations described above, our net income during the fourth quarter of 2007 included recognition of a $443,000 in gains that had previously been deferred. There were no significant comparable items during the fourth quarter of 2006 or third quarter of 2007.
Year-to-Date Operating Results
•	For the year ended December 31, 2007 compared to the year ended December 31, 2006, our revenue decrease was partially offset by a reduction in expenses.
•	During the year ended December 31, 2006, there was a one-time gain on early extinguishment of debt of $563,000.
•	Total revenues during 2007 decreased $1,678,000 (5.8%) from 2006 primarily due to reductions in income from our Retained Interests and other income partially offset by increased interest income.
•	The decrease in income from our Retained Interests during 2007 was due primarily to a decrease in the outstanding balance of our Retained Interests mainly as the result of principal prepayments.
•	The decrease in other income was primarily due a reduction in prepayment fees collected and servicing income mainly due to principal prepayments.
•	Offsetting these decreases was an increase in interest income due primarily to an increase in our weighted average loans outstanding and a slight year-over-year increase in variable interest rates.
•	Net income during 2007 decreased $2,549,000 (16.3%) from 2006. In addition to the changes in continuing operations described above, net income decreased due to a $329,000 reduction in net gains on sales of real estate included in discontinued operations. We sold or leased all of our hotel properties; however, we will continue to recognize deferred gains to income as the underlying loans which were originated to facilitate the property sales receive principal payments.
Interest Rate Sensitivity
•	Approximately 78% of our loans receivable at December 31, 2007 were based on LIBOR.
•	The average LIBOR base utilized to set our borrowers interest rates during 2007 was 5.33% compared to the first quarter 2008 base LIBOR rate of 4.73%.
•	During 2008, there have been additional interest rate reductions as the prime rate decreased from 7.25% to 6.00% and the 90-day LIBOR, on which interest is based to be charged to our borrowers, decreased from 4.73% at January 1, 2008 to 3.08% at February 29, 2008.
•	Assuming LIBOR remains the same or continues to decrease as expected, our interest income will decrease unless it is offset with investment portfolio increases.
Originations and Prepayments
•	During 2007, we originated $44.4 million of loans.
•	We anticipate that our 2008 aggregate loan originations will be approximately $40 million to $50 million.
•	During January and February 2008 we funded approximately $16.4 million of loans.
•	Principal prepayments on our retained portfolio were $26.5 million in 2007 compared to $40.7 million in 2006.
•	Prepayments of our serviced portfolio were $84.1 million in 2007 compared to $91.7 million in 2006.
•	During January and February 2008, we had prepayments of our retained portfolio and securitized loans of approximately $5.4 million and $16.6 million, respectively.
•	We believe that high levels of prepayment activity will continue during the remainder of 2008, however, the credit market disruptions may have a moderating effect.

PMC COMMERCIAL TRUST	Earnings Press Release	March 14, 2008

Liquidity
•	During January 2008, we increased the amount available under our revolving credit facility, which matures December 31, 2009, from $20 million to $45 million.
•	We are assessing additional increases to the amount available under our revolving credit facility.
•	During January 2008, we extended the maturity date on our conduit facility from February 2008 to May 2, 2008. No further extensions are anticipated.
Dividends
•	A regular quarterly dividend of $0.30 per common share was paid on January 7, 2008 to common shareholders of record as of December 31, 2007.
•	The total amount of dividends per share declared in 2007 was $1.20.
•	A regular quarterly dividend on our common stock of $0.20 per share was announced for the first quarter of 2008. It will be payable April 7, 2008 to shareholders of record on March 31, 2008.
•	We are anticipating a continuation of the $0.20 per share quarterly dividend for the remainder of 2008.
Dr. Andrew S. Rosemore, Chairman of the Board, stated, “Our portfolio continued to perform well in 2007. We had no REO (real estate owned) at the end of the year and delinquencies were minimal. However, our prepayments for last year were high at approximately $84 million compared with $92 million the year before. These early repayments were a function of other lenders that, in our opinion, were willing to accept a higher risk profile with lesser returns that were often bolstered with ancillary profit centers in checking, savings and credit card services.
‘In addition, our earnings were diminished as interest rates fell causing a significant impact in our predominately floating rate portfolio. Also, the effect of prepayments on our securitized portfolio affected both the earnings from the spreads on these loans as well as the valuation of the Retained Interests. Although we have never originated nor held any sub-prime residential loans, the overall market for new securitizations has been markedly impaired from the credit market disruptions. Our ability to securitize our loans to create a leveraged return will be delayed until the market dynamics return to a level of normalcy.
‘I feel that it is important for us to stay the course as we continue our disciplined approach to lending. By maintaining a tradition of high quality loan originations, your company will be positioned to achieve attractive but highly selective growth in 2008. It is imperative that, as shareholders, we temper our yield expectations with the reality of the current, lower interest rate environment. By originating a predominately floating rate product, we will be able to realize higher yields if inflationary pressures result in an interest rate trend reversal.”
Barry N. Berlin, Chief Financial Officer, stated, “The country faces an illiquid credit market and the threat of a recession. We are approaching this market by maintaining our credit standards. However, obtaining leverage in credit markets that are in disarray has become more difficult even though our loan portfolios have performed in an exemplary fashion. Consequently, we have recently extended the maturity and increased availability under our revolving credit facility. We are currently assessing ways to expand further our availability of funds under our revolving credit facility. We have availability through 2009 under our current revolving credit facility; however, the limited amount of capital available to originate new loans may cause us to curtail some non-SBA 7(a) loan origination activity.
‘As a national “Preferred Lender” under the SBA 7(a) loan program, we are targeting an increased SBA 7(a) loan volume and have added marketing resources to this product area. Partially as a result of this expanded effort, we are anticipating that loan volume in 2008 under the SBA 7(a) loan program will exceed our 2007 origination volumes. Due to the ability to sell the government guaranteed portion of SBA 7(a) loans (usually 75% of the originated loan) in a liquid market, we typically have built-in 3 to 1 leverage on these loans.”

PMC COMMERCIAL TRUST	Earnings Press Release	March 14, 2008

The following tables contain comparative selected financial data:
FINANCIAL POSITION INFORMATION
(In thousands)

	December 31,	September 30,	December 31,
	2007	2007	2006
Loans receivable, net	$165,969	$164,064	$169,181
Retained interests in transferred assets	$48,616	$50,611	$55,724
Real estate investments	$—	$—	$4,414
Total assets	$231,420	$233,784	$240,404
Debt	$62,953	$63,420	$68,509
Total beneficiaries’ equity	$156,354	$157,487	$157,291
Shares outstanding	10,765	10,765	10,754

PMC COMMERCIAL TRUST	Earnings Press Release	March 14, 2008

RESULTS OF OPERATIONS
(In thousands, except per share information)

	Years Ended December 31,
	2007	2006
Revenues:
Interest income	$16,465	$15,460
Income from retained interests in transferred assets	8,443	9,390
Hotel property revenues	—	450
Other income	2,387	3,673

Total revenues	27,295	28,973

Expenses:
Interest expense	5,403	5,217
Salaries and related benefits	5,058	4,739
General and administrative expenses	2,717	2,694
Hotel property expenses	—	420
Permanent impairments on retained interests in transferred assets	1,111	1,167
Provision for loss on rent and related receivables	239	925
Provision for (reduction of ) loan losses, net	99	103

Total expenses	14,627	15,265

Gain on early extinguishment of debt	—	563

Income before income tax provision, minority interest, and discontinued operations	12,668	14,271
Income tax expense	(484)	(649)
Minority interest (preferred stock dividend of subsidiary)	(90)	(90)

Income from continuing operations	12,094	13,532
Discontinued operations	1,041	2,152

Net income	$13,135	$15,684

Basic weighted average shares outstanding	10,760	10,748

Basic and diluted earnings per share:
Income from continuing operations	$1.12	$1.26
Discontinued operations	0.10	0.20

Net income	$1.22	$1.46

PMC COMMERCIAL TRUST	Earnings Press Release	March 14, 2008

	Three Months Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Revenues:
Interest income	$4,056	$4,155	$3,872
Income from retained interests in transferred assets	1,789	2,676	2,071
Other income	346	660	486

Total revenues	6,191	7,491	6,429

Expenses:
Interest expense	1,312	1,346	1,185
Salaries and related benefits	1,484	1,193	1,302
General and administrative expenses	838	583	658
Impairments and provisions	344	691	305

Total expenses	3,978	3,813	3,450

Income before income tax provision, minority interest, and discontinued operations	2,213	3,678	2,979
Income tax expense	(23)	(114)	(20)
Minority interest (preferred stock dividend of subsidiary)	(23)	(22)	(23)

Income from continuing operations	2,167	3,542	2,936
Discontinued operations	481	(45)	81

Net income	$2,648	$3,497	$3,017

Basic weighted average shares outstanding	10,765	10,765	10,751

Basic and diluted earnings per share:
Income from continuing operations	$0.20	$0.33	$0.27
Discontinued operations	0.04	—	0.01

Net income	$0.24	$0.33	$0.28

PMC COMMERCIAL TRUST	Earnings Press Release	March 14, 2008

REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Net income	$13,135	$15,684	$11,297
Book/tax difference on depreciation	(65)	(277)	(243)
Book/tax difference on property sales	236	171	(350)
Book/tax difference on Retained Interests, net	1,631	1,973	1,880
Impairment losses	233	43	2,210
Book/tax difference on rent and related receivables	(1,152)	925	(25)
Book/tax difference on amortization and accretion	(239)	(641)	(264)
Asset valuation	(299)	(890)	181
Other book/tax differences, net	189	(59)	16

	13,669	16,929	14,702
Less: taxable REIT subsidiaries net income, net of tax	(852)	(1,280)	(1,414)

REIT taxable income	$12,817	$15,649	$13,288

Distributions declared	$12,915	$13,975	$13,569

Common shares outstanding	10,760	10,748	10,874

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.